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                                                                   EXHIBIT 21

               SIGNIFICANT SUBSIDIARIES OF PRINTRAK INTERNATIONAL INC.

    As of March 31, 1997, Printrak International Inc. (the "Company") had one subsidiary, Printrak Limited. On May 7, 1997, the Company acquired TFP Inc., a South Carolina corporation, which became a wholly-owned subsidiary of the Company.